EX-99.d.1.i

AMENDMENT NO. 7 TO

EXHIBIT A

OF THE INVESTMENT MANAGEMENT AGREEMENT

THIS EXHIBIT to the Investment Management Agreement dated January 4, 2010 (the “Agreement”) between DELAWARE VIP TRUST® and DELAWARE MANAGEMENT COMPANY, a series of Macquarie Investment Management Business Trust (the “Investment Manager”), amended as of the 26th day of April, 2024, lists the Funds for which the Investment Manager provides investment management services pursuant to this Agreement, along with the management fee rate schedule for each Fund and the date on which the Agreement became effective for each Fund.

Fund Name	Effective Date	Management Fee Schedule (as a percentage of average daily net assets) Annual Rate
Macquarie VIP Emerging Markets Series (formerly, Delaware VIP Emerging Markets Series)	January 4, 2010	1.25% on first $500 million 1.20% on next $500 million 1.15% on next $1.5 billion 1.10% on assets in excess of $2.5 billion
Macquarie VIP Small Cap Value Series (formerly, Delaware VIP Small Cap Value Series)	January 4, 2010	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Macquarie VIP Fund for Income Series (formerly, Delaware VIP Fund for Income Series)	July 19, 2019	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Macquarie VIP Growth Equity Series (formerly, Delaware VIP Growth Equity Series)	July 19, 2019	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Macquarie VIP Growth and Income Series (formerly, Delaware VIP Growth and Income Series)	July 19, 2019	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Macquarie VIP Opportunity Series (formerly, Delaware VIP Opportunity Series)	July 19, 2019	0.75% on first $500 million 0.70% on next $500 million 0.65% on next $1.5 billion 0.60% on assets in excess of $2.5 billion
Macquarie VIP Limited Duration Bond Series (formerly, Delaware VIP Limited Duration Bond Series)	July 19, 2019	0.50% on first $500 million 0.475% on next $500 million 0.45% on next $1.5 billion 0.425% on assets in excess of $2.5 billion
Macquarie VIP Total Return Series (formerly, Delaware VIP Total Return Series)	July 19, 2019	0.65% on first $500 million 0.60% on next $500 million 0.55% on next $1.5 billion 0.50% on assets in excess of $2.5 billion
Macquarie VIP Investment Grade Series (formerly, Delaware VIP Investment Grade Series)	July 19, 2019	0.50% on first $500 million 0.475% on next $500 million 0.45% on next $1.5 billion 0.425% on assets in excess of $2.5 billion

DELAWARE MANAGEMENT COMPANY, A series of Macquarie Investment Management Business Trust		DELAWARE VIP TRUST

By:	/s/ David F. Connor	By:	/s/ Shawn K. Lytle
Name:	David F. Connor	Name:	Shawn K. Lytle
Title:	Senior Vice President	Title:	President and Chief Executive Officer